Exhibit 10.12

International Fight League

424 West 33rd St. — Suite 650 New York, NY 10001
(212) 356-4000 Voice

March 8, 2007

Joel Ehrlich

Dear Joel:

It is with a great deal of pleasure that I am extending to you an offer to join the International Fight League, Inc. (“IFL” or the “Company”) as Chief Marketing Officer and President of Sales.  Your employment is effective as of January 1, 2007 and you will report directly to the Company’s Chief Executive Officer (“CEO”).

As part of our offer of employment, your salary will be at the annual rate of $360,000 and we will pay you on a semi-monthly basis.  You will also receive a signing bonus of $50,000, a car allowance of $1,200 per month, and be entitled to business class air travel on flights over three (3) hours.

You will become eligible on your first day of employment to participate in the Company’s health care benefits, pursuant to the terms of the relevant employee benefit plans.  You will be entitled to vacation and sick days pursuant to Company policy, which initially allows for 2 weeks of paid vacation and five (5) personal days per year.

You will be granted 325,000 shares of “Restricted Stock” under the Company’s 2006 Equity Incentive Plan.  The Restricted Stock granted to you will be subject to approval by the Company’s Board of Directors and a two (2) year vesting period.  Your Restricted Stock will vest as to 25% of the shares covered thereby upon the opening of the first open window period under the Company’s insider trading policy (as in effect from time to time) occurring after completion of your first 6 months of employment and as to 25% of the shares covered thereby upon the opening of the first open window period under the Company’s insider trading policy (as in effect from time to time) occurring after the completion of each six-month period of employment thereafter; provided that you are in the employ of the Company on each such vesting date.  [These shares of Restricted Stock are in addition to the options that were granted pursuant to the existing consulting agreement between IFL and The Harmony Consulting Group, LLC (“Harmony”) dated as of June 19, 2006 (the “Consulting Agreement”), which enable Harmony to acquire up to 150,000 shares of the Company’s Common Stock.  Those options also vest over a two (2) year period, 25% of which shall vest at the end of each six-month period beginning with the first date of the Consulting Agreement.] This grant of Restricted Stock will be evidenced by and be subject to a separate grant agreement the Company will deliver to you, and which will become effective upon the Company’s receipt of a counter-signed copy from you.

You will be an employee-at-will, which means that either IFL or you may terminate your employment at any time, with or without Cause and with or without notice.  In the event that your employment is terminated for “Cause” or you resign, you will not receive the post-termination payments described below.  “Cause” shall include, without limitation, the gross neglect, or willful or wanton breach, of any of your duties to IFL, gross malfeasance in the performance of your duties, violation of Company policy, fraud, dishonesty or conviction of a felony.  If the Company assigns you to report directly to someone who holds a position with IFL other than that of CEO, you may, at your option, treat that change in your reporting relationship as a termination without Cause.

In the event that you are terminated without Cause, all of your Restricted Stock shall vest and the Company will continue to pay you your then-rate of base salary for a period of six (6) months.  Any such payments shall be contingent upon your signing a general release in a form acceptable to the Company, and shall be less applicable federal, state, and local taxes and other appropriate payroll deductions.  If your employment terminates, you will be entitled to any rights guaranteed by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  In the event that you are terminated without Cause and you elect to receive health insurance coverage in accordance with COBRA, IFL will pay on your behalf any required premiums for such coverage, for any period in which you remain eligible for such COBRA benefits, for a period of six (6) months following the date of your termination.  Any such premium payments will also be contingent upon your signing a general release in a form acceptable to the Company.

This offer and your employment will be subject to your providing us with proper documentation that you are authorized to work in the United States.  You will also be required to sign a separate Proprietary Information Protection Agreement and a Restrictive Covenant Agreement.

This offer letter represents the entire agreement between you and the Company with respect to your employment with the Company, and supersedes any and all other prior agreements or understandings, whether oral or written, relating to your employment, including but not limited to the Consulting Agreement, except that the Grant of Options pursuant to Section 3 of the Consulting Agreement shall survive the termination of the Consulting Agreement and shall continue to vest in accordance with the vesting provisions provided for therein; that is, the option grant to purchase 150,000 shares of IFL shall vest in four (4) equal parts on each of December 31, 2006, June 30, 2007, December 31, 2007 and June 30, 2008, subject to the termination provisions described above.

By signing this letter, you represent and warrant that you are not subject to any agreement, order, judgment or decree of any kind which would prevent you from entering into employment with IFL or from fully performing your duties as Chief Marketing Officer and President of Sales for IFL.

If the foregoing is acceptable to you, please indicate your agreement and acceptance of the offer by affixing your signature to two copies of this letter in the appropriate space.  Please return both copies to me for execution as soon as possible and I will return a fully signed copy to you.  Upon final execution, this offer shall supersede the letter agreement dated February 12, 2007.  This offer shall remain outstanding through March 15, 2007.

Again, I am extremely enthusiastic about you joining the IFL team!

Sincerely,

International Fight League, Inc.

Gareb Shamus
CEO

Agreed to and accepted by:

/s/ Joel Ehrlich	3/8/07
Joel Ehrlich	Date